UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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Notice of 2022 Annual Meeting of Shareholders

March 18, 2022

DEAR SHAREHOLDERS: I’m pleased to invite you to the Annual Meeting of Shareholders of National Bank Holdings Corporation. At the meeting, shareholders will vote on the following proposals:

1    To elect nine directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2022;

3    To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement; and

Shareholders also will transact such other business as may properly come before the meeting.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 28, 2022.

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented during the meeting. We appreciate your cooperation in returning your proxy promptly.

Please call us at 720-554-6640 if you need instructions on how to attend the meeting or have questions about how to vote.

By Order of the Board of Directors,

/s/ Angela Petrucci

Angela Petrucci, Secretary

*As part of our precautions regarding COVID-19, there may be a possibility that our annual meeting allows for participation by means of remote communication. If we take this step we will announce the decision to do so in advance, and provide details on how to participate in a press release posted under the Investor Relations section of our website at www.nationalbankholdings.com, and filed with the Securities and Exchange Commission.

Meeting Information
Date:	Tuesday, May 3, 2022
Time:	8:30 a.m. Mountain Time
Location:	Community Banks Mortgage, a division of NBH Bank 7800 E. Orchard Road, Suite 100 Greenwood Village, CO 80111*

How to Vote and Other Details

Record Date	March 11, 2022 is the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.
Registered and beneficial shareholders can vote their shares in the following ways:
Internet	Log on to www.proxyvote.com and enter the 16- digit control number provided on your proxy card
Telephone	Dial 1-800-690-6903 and enter the 16-digit control number provided on your proxy card
Mail	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used during our 2022 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Tuesday, May 3, 2022.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2021 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 11, 2022 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 30,008,781 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 143,710 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting via the Internet, by telephone or by mail will not prevent you from voting your shares during the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote during the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls during the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Angela Petrucci, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or electronically. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

Vote Required for Approval

The presence, by proxy or at the meeting, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote during the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the nine nominees for director receiving a plurality of the votes cast during the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The advisory vote on executive compensation (Proposal 3) is non-binding. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present or represented by proxy during the Meeting and entitled to vote thereon.

Voting for Registered and Beneficial Shareholders

You may vote your shares during the Annual Meeting or by proxy. There are three ways to vote by proxy:

Via Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

2	National Bank Holdings Corporation

Your voting instructions must be received by the proxy voting deadline which is Monday, May 2, 2022. The internet (other than during the meeting) and telephone voting facilities will close at 11:59 p.m. Eastern time on May 2, 2022.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Shareholders of record who attend the meeting may vote their shares online, even though they have sent in proxies.

If you have any questions or require voting assistance, please contact us at IR@nationalbankholdings.com.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 11, 2022, information regarding the beneficial ownership of our Class A common stock by (i) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding); (ii) each of our Chief Executive Officer (“CEO”), Chief Financial Officer and the three other highest paid executive officers for 2021 (those five executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (iii) each director; and (iv) all current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 30,152,491 shares, which number is comprised of 30,008,781 shares of Class A common stock outstanding and 143,710 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 11, 2022.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 11, 2022.

2022 Annual Proxy Statement	3

We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
5% Shareholders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	4,460,940	14.8%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	3,141,138	10.4%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	2,826,056	9.4%
Named Executive Officers and Directors
G. Timothy Laney(4)	479,447	1.6%
Aldis Birkans(5)	66,298	*
Richard U. Newfield, Jr.(6)	165,806	*
Brendan Zahl(7)	52,772	*
Angela Petrucci(8)	16,699	*
Ralph W. Clermont(9)	81,509	*
Robert E. Dean(10)	31,455	*
Alka Gupta(11)	1,237	*
Fred J. Joseph(12)	16,771	*
Patrick G. Sobers(13)	32,271	*
Micho F. Spring(14)	33,731	*
Burney S. Warren, III(15)	27,864	*
Art Zeile(16)	12,820	*
All current executive officers and directors as a group (15 persons)	1,060,458	3.5%

(1)	As reported on Schedule 13G filed with the SEC on January 27, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 4,406,955 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) the interest of one such person, iShares Core S&P Small-Cap ETF, in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(2)	As reported on Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to zero shares, sole dispositive power with respect to 3,093,830 shares, shared voting power with respect to 24,847 shares, and shared dispositive power with respect to 47,308 shares.

(3)	As reported on Schedule 13G filed with the SEC on February 14, 2022 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap Fund”). Price Associates reported sole voting power with respect to 955,943 shares and sole dispositive power with respect to all shares beneficially owned. Price Small-Cap Fund reported sole voting power with respect to 1,704,559 shares. Price Associates reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

(4)	Includes 23,421 unvested restricted shares for which Mr. Laney has voting power and 108,444 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust as well as 108,444 shares subject to presently exercisable stock options and 6,087 unvested shares of restricted stock held as constructive trustee for the benefit of a former

4	National Bank Holdings Corporation

spouse pursuant to a 2021 divorce decree. Mr. Laney disclaims beneficial ownership of all shares and options held by him as constructive trustee.
(5)	Includes 6,586 unvested restricted shares for which Mr. Birkans has voting power and 30,651 shares issuable upon the exercise of options.
(6)	Includes 7,178 unvested restricted shares for which Mr. Newfield has voting power and 27,814 shares issuable upon the exercise of options.
(7)	Includes 4,100 unvested restricted shares for which Mr. Zahl has voting power and 16,095 shares issuable upon the exercise of options.
(8)	Includes 3,346 unvested restricted shares for which Ms. Petrucci has voting power and 6,239 shares issuable upon the exercise of options.
(9)	Includes 1,570 unvested restricted shares for which Mr. Clermont has voting power. Also includes 79,939 shares owned by the Ralph W. Clermont Irrevocable Trust.
(10)	Includes 1,382 unvested restricted shares for which Mr. Dean has voting power.
(11)	Includes 1,237 unvested restricted shares for which Ms. Gupta has voting power.
(12)	Includes 1,382 unvested restricted shares for which Mr. Joseph has voting power.
(13)	Includes 1,551 unvested restricted shares for which Mr. Sobers has voting power and 12,607 shares issuable upon the exercise of options.
(14)	Includes 1,382 unvested restricted shares for which Ms. Spring has voting power.
(15)	Includes 1,382 unvested restricted shares for which Mr. Warren has voting power.
(16)	Includes 1,382 unvested restricted shares for which Mr. Zeile has voting power.

Proposal 1 - Election of Directors

Size and Composition of Board. The Board size was increased in 2021 from seven members to nine with the addition of directors Patrick Sobers and Alka Gupta. With these two additions, the Board now includes 2 females and 3 ethnically diverse individuals. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Alka Gupta, Fred J. Joseph, Patrick Sobers, Micho F. Spring, Burney S. Warren, III, and Art Zeile.

Nominees. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, and Mr. Sobers, who retired as an executive officer of the bank in June 2021, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected during the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders, and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

The Board recommends you vote “FOR” each of the nominees set forth below.

2022 Annual Proxy Statement	5

Age: 74 Director Since: 2009

Ralph W. Clermont

Independent Lead Director

Audit & Risk Committee Chair

Nominating & Governance Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since 2014. He also serves as Chair of the Board’s Audit & Risk Committee and as a member of NBH Bank’s board of directors. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. In October 2015, Mr. Clermont was appointed to the board of directors of Cass Information Systems, Inc., where he also serves on the audit committee and the governance committee. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.

6	National Bank Holdings Corporation

Age: 70 Director Since: 2009

Robert E. Dean

Independent Director

Nominating & Governance Committee Chair

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the board of managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s executive committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Age: 52 Director Since: 2021

Alka Gupta

Independent Director

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Gupta has served as a director for the Company since November 2021 and also serves on the Board’s Audit & Risk Committee. Ms. Gupta is a Fortune 500 executive and tech entrepreneur with deep experience in digital transformation. She is currently a Venture Partner at Fin Venture Capital, a fintech B2B focused global venture fund. She was a Co-Founder of and former President at GlobaliD, Inc., where she currently still serves on the board. During her tenure as Co-Founder and President, she led GlobaliD's growth including building a high-quality team, launching a cutting-edge product and signing on first digital wallet customers. Prior to this, she was an executive at eBay/PayPal as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. Ms. Gupta is also a director of MoneyGram International, Inc. (NASDAQ: MGI). She earned her Master of Business Administration from the University of Pennsylvania Wharton School and her Bachelor of Science degree from Case Western Reserve University.

2022 Annual Proxy Statement	7

 Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

Age: 69 Director Since: 2014

Fred J. Joseph

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Joseph has served as a director for the Company since 2014 and also serves as a member of NBH Bank’s board of directors. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

8	National Bank Holdings Corporation

President and Chief Executive Officer ad range of banking operations for more than 35 years.
Age: 61 Director Since: 2010

G. Timothy Laney

Chairman of the Board
President and Chief Executive Officer

EXPERIENCE AND QUALIFICATIONS

Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010 and currently holds the same positions at NBH Bank. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in 2014 and he also serves as the Chairman of NBH Bank’s board of directors. Additionally, Mr. Laney is a board member of Finstro Global Holdings Inc., Colorado Bankers Association, the Chairman of the USA Weightlifting Foundation, board member of the Moffitt Cancer Center and Founder of the NBH Bank Do More Charity Challenge®. Mr. Laney has served on the board of the Colorado Bankers Association. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of banking operations for more than 35 years.

Age: 64 Director Since: 2021

Patrick Sobers

Director

EXPERIENCE AND QUALIFICATIONS

Mr. Sobers has been a director for the Company since August 2021. Mr. Sobers previously served as the EVP, Head of Business and Consumer Banking for NBH Bank. He has also been a member of NBH Bank’s board of directors since 2017. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including: the Southeast Region’s Consumer Banking Executive; Customer Service and Solutions Executive; Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. Mr. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. He is currently a member of the Foundation board of the Moffitt Cancer Center, and he is the Treasurer for Third Way Center, as well as a member of its board.

2022 Annual Proxy Statement	9

Age: 72 Director Since: 2009

Micho F. Spring

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Spring has served as a director for the Company since 2009 and also serves as a member of NBH Bank’s board of directors. Ms. Spring is Chair of the Global Corporate Practice at Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Chair of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including National Association of Corporate Directors (NACD) New England, John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

sation Committee. Mr. Warren also served as an advisor to South State Corporation, a bank holding company based in South Carolina, from 2009 through June 2020. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren serves on the boards of the East Carolina University Foundation and East Carolina University Real Estate Foundation, and is currently the chairman of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

Age: 74 Director Since: 2009

Burney S. Warren, III

Independent Director

Compensation Committee Chair

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren also served as an advisor to South State Corporation, a bank holding company based in South Carolina, from 2009 through June 2020. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, NC. Mr. Warren serves on the boards of the East Carolina University Foundation and East Carolina University Real Estate Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

10	National Bank Holdings Corporation

Nominating & Governance Committee Member
Age: 58 Director Since: 2016

Art Zeile

Independent Director

Audit & Risk Committee Member
Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Zeile has served as a director for the Company since 2016. Mr. Zeile is currently the CEO of DHI Group, Inc. (NYSE: DHX), a leading provider of data, insights and employment connections through its specialized services for technology professionals and other select online communities. Mr. Zeile cofounded and served as the CEO of HOSTING, a pioneer in the cloud hosting space, from 2008 through 2016. Mr. Zeile’s extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an Officer in the U.S. Air Force. Mr. Zeile currently serves on the board of his own company, DHI Group, Inc, as well as Element Critical. He was also previously a director for Intrado (NASDAQ: TRDO) from 2004 to 2006 and several other private companies. Mr. Zeile holds a Master of Public Policy from the JFK School of Government, Harvard University and a Bachelor of Science in Astronautical Engineering from the U.S. Air Force Academy. Mr. Zeile’s extensive experience in software, telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

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Governance

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified Board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates as well as our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held 11 meetings during 2021 and each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2021, the Board met in executive sessions without the CEO and other members of management present four times. During 2021, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2021, all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit & Risk Committee, Compensation Committee and Nominating & Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating & Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit & Risk Committee	Compensation Committee	Nominating & Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Alka Gupta	Robert E. Dean	Fred J. Joseph
Fred J. Joseph	Art Zeile	Micho F. Spring
Micho F. Spring
Burney S. Warren, III
Art Zeile

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With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on the Investor Relations section of our website at www.nationalbankholdings.com.

Audit & Risk Committee

Purpose and Responsibilities. The Audit & Risk Committee is responsible for, among other things:

●	reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;
●	overseeing the performance of our internal audit function as well as serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems;
●	reviewing the adequacy of our internal audit department charter on an annual basis;
●	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, including the review and evaluation of the lead audit partner;
●	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and
●	preparing the Audit & Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit & Risk Committee must have a minimum of three members. No Audit & Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit & Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit & Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit & Risk Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2021, the Audit & Risk Committee met four times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

●	determining the compensation of our executive officers;
●	reviewing our executive compensation policies and plans;
●	oversight of the Company’s compensation practices generally;
●	administering and implementing our equity compensation plans;
●	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
●	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

2022 Annual Proxy Statement	13

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2021, the Compensation Committee met five times.

Nominating & Governance Committee

Purpose and Responsibilities. The Nominating & Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
●	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
●	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
●	assessing the performance of our Board of Directors and its committees; and
●	monitoring our governance policies, principles and practices, including periodic review of the Company’s strategy, initiatives and policies regarding environmental, social and governance matters that are significant to the Company.

Information about the Nominating & Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating & Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating & Governance Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2021, the Nominating & Governance Committee met four times.

Director Nomination Process, Director Qualifications and Board Diversity

Director Selection Process and Qualifications. The Nominating & Governance Committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on our Board of Directors. The Board has continually sought directors with backgrounds and skills important to the priorities of the Company, which continue to change in connection with our strategic objectives, including our digital strategy. Significant banking regulatory skills were added when Mr. Joseph joined our Board in 2014. In 2016, high-level technology and cybersecurity skills were added with the appointment of Mr. Zeile as a director. The 2021 additions of Ms. Gupta and Mr. Sobers not only added diversity to our Board, but Ms. Gupta brings a breadth of digital payments skills and Mr. Sobers brings his significant years of consumer banking experience, both of which reflect the continual evolution of our Board.

14	National Bank Holdings Corporation

The breadth of experience and skills of the current Board is exemplified by the Board Skills Matrix chart below:

Director Diversity and Director Appointments. The Nominating & Governance Committee considers diversity in its assessment of potential nominees for Board membership, pursuant to our Governance Guidelines. In early 2021, our full Board set the goal of adding two new diverse Board members in the second half of 2021. It established an ad hoc Director Search Committee chaired by director Micho Spring to head the effort, which resulted in the addition of Patrick Sobers to the Board in August 2021 and Alka Gupta in November 2021. In addition to increasing the diversity of our Board, adding these two new directors reduced the average age and tenure of our directors.

Our Board currently has two female directors and plans to seek a third female director to join the Board in 2023. The focus of that director search will be on candidates who have significant financial and audit experience in the banking industry and who would qualify as an “audit committee financial expert” as defined by SEC regulations.

Shareholder Nominations. Shareholders are welcome to recommend candidates for membership on the Board. The Nominating & Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2022 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

2022 Annual Proxy Statement	15

Compensation Committee Interlocks and Insider Participation

During 2021, Messrs. Warren, Clermont, Dean and Zeile and Ms. Spring served as members of our Compensation Committee. In connection with the Nominating & Governance Committee’s regular review of committee assignments after the May 2021 Annual Meeting, Ms. Spring was appointed to the Nominating & Governance Committee and Mr. Zeile was appointed to the Compensation Committee. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit & Risk Committee, the Compensation Committee and the Nominating & Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit & Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2022, the Board, with the assistance of the Nominating & Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of Mr. Laney because of his employment as an executive of the Company and Mr. Sobers due to his recent service as an executive officer of NBH Bank.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating & Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected Mr. Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Mr. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its eight years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that both the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, directors in executive session without management are important parts of the Company’s corporate governance safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the other directors; (ii) organizing, convening and presiding over executive sessions of the independent directors;

16	National Bank Holdings Corporation

(iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication; (viii) calling meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors. As part of his duties as independent Lead Director, Mr. Clermont speaks regularly with Mr. Laney and other executives throughout the year.

Our current Board leadership structure supports the independence of directors. The directors meet in executive session without the Chairman & CEO or anyone from management a minimum of four times a year and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees. Moreover, both the Chairman and the independent Lead Director, as well as Ms. Spring and Messrs. Joseph and Sobers, serve as members of the Board of Directors of the Company’s wholly-owned subsidiary, NBH Bank (the “Bank Board”), which further contributes to the oversight of our business, management and policies.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit & Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit & Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit & Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer. The Audit & Risk Committee determines the risk appetite of the Company. Additionally, the Audit & Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accountant, including in executive sessions without management present.

The Company devotes considerable resources to protect the confidentiality, integrity, and availability of NBH Bank’s systems and data, including associate and client information. Through coordinated efforts across our information technology, risk management, and third parties, we continuously enhance our suite of cyber-defense and information security capabilities. Further, the Audit & Risk Committee is updated quarterly on Information Security and Cybersecurity trends and current efforts, and receives an annual report on the Company’s Information Security Risk Assessment efforts. Mr. Zeile, one of our directors who has extensive experience in information technology and cybersecurity matters, regularly discusses the Company’s technology initiatives with senior management responsible for these areas. In addition, Ms. Gupta has added deep experience in digital transformation and digital payment systems to our Audit & Risk Committee as a newly appointed member.

The Compensation Committee oversees risks related to compensation and human capital management, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company. In addition, the Compensation Committee oversees risks associated with human capital management in its oversight of the Company’s talent management and succession planning process.

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The Nominating & Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Board’s Oversight during the Pandemic

The risk landscape associated with the COVID-19 pandemic and management’s strategic handling of such risks have been, and continue to be, regularly discussed with the full Board as well as each of the Board committees, as appropriate. Over the course of 2021, management regularly updated the directors on the pandemic’s impact to the Company’s business and the strategic, operational and financial risks associated with the pandemic. During 2021, the pandemic continued to impact many aspects of the Company’s business and discussions with the Board and its committees have covered a wide array of topics, including business continuity, associate and client health and safety, technology and cybersecurity, specific impacts of the pandemic in the geographic markets we serve, our loan portfolio and demand for our products. Management continues to monitor the risks and potential impact to the Company’s business and strategies and continues to discuss these impacts with the full Board on a regular basis.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Environmental, Social and Governance (ESG) Matters

Beginning with our Board and through our associate base, we are committed to ESG and sustainability efforts with respect to our people, our clients, and with a focus on strengthening the communities and markets in which we operate our business. The following summary sets forth the activities undertaken by the Company that reflect its leadership with regards to its environmental, social and governance commitment to society.

Environmental

We are committed to safeguarding the environment through minimizing our impact by using environmentally friendly office products and materials and optimizing our use of office and banking center space. In addition, we continue to focus and invest in our mobile and digital platforms, resulting in a reduction in paper and fuel emissions. We have provided financing for green and sustainable businesses and are actively exploring more opportunities to invest in these industries.

Social

Our corporate culture is driven by our core values of Integrity, Meritocracy, Teamwork and Citizenship. The Company was founded in 2009 during the great recession, and the strong fundamentals and conservative principles that we put in place at our inception have consistently shaped how we operate our business, including how we have prudently addressed the challenges caused by the COVID-19 pandemic.

Responsible and Client-Focused Business Practices

Our commitment to deliver common sense banking through building relationships with our clients that are based on the principles of fairness and simplicity continues to guide our business practices. We recognize that if our clients succeed, we succeed.

Our banking subsidiary, NBH Bank, is a community bank that understands that small businesses are critical for job creation, innovation and keeping money in the local communities we serve. NBH Bank is an approved lender in the Small Business Administration’s (SBA) Preferred Lender Program. We offer a range of SBA loans and products to support our small business clients seeking to grow and expand their businesses and

18	National Bank Holdings Corporation

were a significant participant in the SBA’s Paycheck Protection Program to support businesses affected by the COVID-19 pandemic.

Knowledge is power and we provide resources on our bank websites to keep our clients informed on a number of important topics, including cyber security, financial planning, selling a small business, and more.

Supporting our Communities

The Company has a long-standing commitment to corporate social responsibility. We recognize our role in building and contributing to the health and safety of our surrounding community and workforce. We believe that our Company’s long-term success is deeply tied to the welfare of the communities we serve. We support a number of causes that underscore our focus on corporate social responsibility with a focus on helping people: (1) find work (2) find affordable housing, and (3) become financially empowered.

We strive to make a positive impact in the communities we serve through consistent engagement, as well as maintaining strong partnerships with a wide range of charitable organizations and causes. All of our associates are granted eight paid hours each year to donate their time to non-profit organizations that align with our Community Reinvestment Act (CRA) initiatives. In addition to volunteering their time, our associates hold board and committee positions in various organizations throughout the communities we serve.

In 2021, for the sixth consecutive year, we completed our annual Do More Charity Challenge®, and we continue to contribute directly to a wide range of nonprofits in our communities. Our NBH Charitable Foundation provided much needed funding to non-profits including Habitat for Humanity in Utah, Impact Ventures in Texas, People of All Colors Succeed in Kansas City and a special contribution to the Boulder Wildfire Fund to help those impacted by the devastating Marshall fire that hit our Colorado community on December 30, 2021. In addition, we purchased loans from Habitat for Humanity in Fort Collins, Colorado to enable them to continue building much needed affordable housing for families in need.

Human Capital

Our core values also represent our belief that our Company’s long-term success is deeply tied to having a dedicated and engaged workforce and a commitment to the communities we serve. We are committed to building and contributing to a healthy workplace environment for our associates by investing in competitive compensation and benefit packages, promoting inclusion of diverse viewpoints and backgrounds, providing training and career development opportunities and promoting qualified associates within our organization. In addition to our focus on equity, diversity and inclusion with respect to our Board of Directors, we have extended that focus to our Bank Board, which is diverse in experience as well as age, racial and gender diversity. For additional information regarding our Bank Board, please visit www.nbhbank.com.

Equity, Diversity and Inclusion

We are committed to attracting, developing, and retaining associates who reflect the communities in which we serve. Additionally, equity, diversity and inclusion helps us to connect and build better relationships within our Company and communities. This is reflected in the following data:

●	68% of the Company’s workforce is female and 56% of the Company’s managerial roles are female, as of December 31, 2021.
●	Minorities represent 22% of the Company’s workforce and 19% of the Company’s managerial roles, as of December 31, 2021.
●	In 2021, we hired 382 associates, and 70% of those new associates were female and 35% were minorities.
●	In 2021, 251 associates, or 22% of our workforce, were promoted, and 68% of those individuals were female and 25% were minorities.
●	In 2021, we recruited two new directors to our Board, adding diversity and expertise.

The Company oversees its equity, diversity and inclusion efforts through our broader ESG Committee that is comprised of a multi-disciplinary group of associates throughout NBH Bank with oversight by the executive

2022 Annual Proxy Statement	19

management team. Additionally, Patrick Sobers, one of our directors, acts as co-chair of the ESG Committee and as the liaison to our Board of Directors, providing guidance and updating the Board on ESG activities. To further our diversity goals for our workforce, the Company has also implemented programs to foster equality and leadership opportunities for the entire associate base, including events with keynote speakers, panels and forums to gather associate feedback. Our management team also plays an integral part in championing women in business by hosting networking events, serving on panels and sponsoring relevant events that foster understanding and engagement, such as the ATHENA leadership awards. Our independent director Ms. Spring also plays a role in mentoring women in leadership positions within our Company.

Associate Compensation and Benefits

Our Company offers comprehensive benefits packages to our associates, including medical and prescription drug insurance, dental insurance and vision insurance as well as several voluntary benefit options. Our compensation structure recognizes the individual performance of our associates through merit-based salary increases with a focus on variable pay and paying for performance.

We also encourage our associates to think about their long-term financial stability. Our associates have the opportunity to participate in our 401(k) plan, which includes contribution matches from the Company. Additionally, we offer a stock purchase plan (ASPP) to our associates which allows those who work 20 hours or more per week to purchase shares in our Company through payroll deductions at a 10% discount.

Safety and Respect in the Workplace

We are committed to providing a safe and secure work environment in accordance with applicable labor, safety, health, anti-discrimination and other workplace laws. We strive for all of our associates to feel safe and empowered at work. To that end, we maintain a whistleblower hotline that allows associates and others to anonymously voice concerns. We prohibit retaliation against an individual who reported a concern or assisted with an inquiry or investigation.

Our Company has taken workplace safety very seriously during the COVID-19 pandemic. Throughout 2021, we adhered to applicable health and governmental guidelines with respect to wearing masks and quarantines. We maintained our drive-thru services, and, when circumstances warranted, we requested our clients access our banking center lobbies by appointment only. In addition, we waived medical plan cost-sharing and co-pays for COVID-19 testing and treatment throughout the year.

Governance

As a financial holding company, with a bank subsidiary, we are subject to an array of laws, many of which are aligned with the goals of ESG, including the Community Reinvestment Act, the Bank Secrecy Act, fair lending laws and privacy laws. Our compliance program is designed to ensure that we are in compliance with these laws and regulations. Our program includes, among other things, tailored policies and processes that are reviewed on a regular basis, periodic training on such policies, periodic audits by our compliance team and/or our internal audit team, regular updates to the Audit & Risk Committee and our whistleblower hotline. In addition, our bank subsidiary goes through robust safety and soundness and compliance exams conducted by state and federal bank regulators. Apart from our compliance program, staying true to our core value of integrity, our fundamental belief is to operate our business in a transparent manner.

Our Board extensively discusses governance matters throughout its meetings. In addition, the Audit & Risk Committee receives quarterly written and oral reports on a number of ESG-related topics, including risk management, credit risk, cyber and information security and regulatory compliance, etc. The Nominating & Governance Committee monitors corporate governance trends on an annual basis, including trends relating to ESG, and our Compensation Committee receives periodic updates on our human capital strategy, both from a compensation and benefits perspective. Beginning in 2021, the Board also received regular updates on the Company’s ESG strategy.

20	National Bank Holdings Corporation

Director Compensation

Compensation Principles. The Nominating & Governance Committee and the Board believe director compensation should be based upon the following principles:

●	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
●	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
●	to foster management solicitation of director input and minimize administrative burdens, directors should receive retainers and not individual meeting fees.

Compensation Review. Our director compensation structure and amounts are reviewed regularly, most recently in 2019, with the assistance of F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating & Governance Committee engages for director compensation matters, including for the review of peer and other public company data.

Compensation Elements. Each director (other than Mr. Laney) receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director receives an additional $10,000 annual cash retainer. The chair of the Audit & Risk Committee receives an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating & Governance Committees receives an additional annual cash retainer of $20,000. All cash retainers for our directors are paid quarterly, in arrears. In addition, each director (other than Mr. Laney) receives an annual grant of restricted stock with an aggregate grant date fair value of $110,000, except that the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $125,000. The grants are made on the day of our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. In 2021, Ms. Spring participated in the plan.

Stock Ownership Guidelines. We believe ownership of NBHC stock aligns the interests of directors with those of our shareholders and emphasizes the long-term aspects of equity-based compensation. Under the current director stock ownership guidelines (the “Director Stock Ownership Guidelines”), each of our directors (other than Mr. Laney) are required to beneficially own shares of NBHC stock worth five times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Shares counted for the purposes of the Director Stock Ownership Guidelines includes vested restricted shares and all other shares owned outright. Unvested restricted shares and unexercised stock options do not count towards the threshold. Directors who have not achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards. As of March 11, 2022, all applicable directors were in compliance with the Director Stock Ownership Guidelines, with all at or above the Director Minimum Ownership Threshold, with the exception of Ms. Gupta, who joined the Board on November 1, 2021.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

2022 Annual Proxy Statement	21

The Compensation for our directors (other than Mr. Laney) during 2021 was as follows:

2021 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)(1)	($)(2)(3)	($)
Ralph W. Clermont	100,000	125,000	225,000
Robert E. Dean	80,000	110,000	190,000
Alka Gupta	9,900	55,000	64,900
Fred J. Joseph	60,000	110,000	170,000
Patrick Sobers	24,900	83,000	107,900
Micho F. Spring	60,000	110,000	170,000
Burney S. Warren, III	80,000	110,000	190,000
Art Zeile	60,000	110,000	170,000

(1)	$45,000 of Ms. Spring’s directors fees were deferred and credited to an account in her name under the Company’s Nonqualified Deferred Compensation Plan.

(2)	Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2021.

(3)	As of December 31, 2021, our directors held the following unvested restricted stock and option awards: 1,570 shares of unvested restricted stock with respect to Mr. Clermont, 1,551 shares of unvested restricted stock, 12,607 vested options, and 6,297 unvested options with respect to Mr. Sobers (with all option awards having been granted to Mr. Sobers in connection with his previous service as an executive officer of the Company), 1,382 shares of unvested restricted stock with respect to Messrs. Dean, Joseph, Warren and Zeile and Ms. Spring, and 1,237 shares of unvested restricted stock with respect to Ms. Gupta.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating & Governance Committee.

22	National Bank Holdings Corporation

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

●	employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;
●	compensation for serving as a director of the Company;
●	payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
●	indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;
●	transactions where the rates or charges are determined by competitive bids;
●	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
●	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating & Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Prior to the consummation of any Related Person Transaction, Company management is responsible for providing the Nominating & Governance Committee with all material information regarding the potential Related Person Transaction and the interest of any Related Persons in such transactions. The Nominating & Governance Committee shall only approve or ratify a Related Person Transaction if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating & Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating & Governance Committee to approve a Related Person Transaction, the Chair of the Nominating & Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating & Governance Committee will report any such approval to the Nominating & Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2020 and 2021, certain of the executive officers and directors of the Company or of NBH Bank, our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

2022 Annual Proxy Statement	23

Additional Transactions

The Company is an investor in Finstro Global Holdings, Inc., (Finstro) a provider of trade credit and payment solutions. In connection with the Company’s initial investment in 2021, the Company received certain governance rights in Finstro and Finstro granted performance-vesting restricted shares to various Company executives in consideration of their services to Finstro, including Messrs. Laney, Birkans, Newfield and Ms. Petrucci. The grant date fair market value of the awards was $391,121, $65,162, $52,122 and $52,122, respectively. The awards vest only upon the achievement of certain internal performance measures of Finstro. In addition, certain of the Company’s directors and members of management have made personal investments in Finstro at the same price at which the Company invested in Finstro. The aggregate value of these investments totaled $260,000 and no individual investment exceeded $120,000.

24	National Bank Holdings Corporation

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit & Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2022, and the Audit & Risk Committee has determined that such appointment is in the best interest of the Company and its shareholders. KPMG’s tenure as the auditor of the financial statements of the Company began in 2010, which included auditing the 2009 financial statements. To help ensure the independence of our independent registered public accounting firm, the Audit & Risk Committee oversees the required five year rotation of our lead audit partner and also, on a periodic basis, considers the rotation of our independent registered public accounting firm. In determining whether to reappoint KPMG, the Audit & Risk Committee also periodically considers, among other things, the following: (1) the advisability and potential impact of selecting a different independent registered public accounting firm, (2) experience auditing banks our size, (3) reasonableness of fees, (4) the quality of communications with the Audit & Risk Committee and management, (5) a review of KPMG’s performance of the annual audit, and (6) review of the quality initiatives and steps KPMG is taking to improve the quality and efficiency of its audits.

Shareholders will vote during the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2022.

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2021 and 2020:

	2021	2020
Audit fees	$1,022,500	$1,330,403
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,022,500	$1,330,403

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2021 and 2020.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services. There were no tax fees paid to KPMG in 2021 and 2020.

All Other Fees. All other fees consist of fees for products and services other than the services reported above. There were no such fees paid to KPMG in 2021 and 2020.

2022 Annual Proxy Statement	25

Audit & Risk Committee Pre-Approval Policies and Procedures

The Audit & Risk Committee selects and oversees our independent registered public accounting firm. The Audit & Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit & Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.

The Audit & Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit & Risk Committee has delegated such pre-approval authority to its Chair.

In 2021 and 2020, the Audit & Risk Committee pre-approved all of the audit services provided by KPMG.

Audit & Risk Committee Report

The Audit & Risk Committee’s charter, a copy of which is available on the Investor Relations section of our website at www.nationalbankholdings.com, sets forth the Audit & Risk Committee’s purposes and responsibilities. The seven members of the Audit & Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit & Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2021. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit & Risk Committee has reviewed and discussed our 2021 audited financial statements with management and KPMG. The Audit & Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit & Risk Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit & Risk Committee concerning independence, and the Audit & Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Members of the Audit & Risk Committee:

Ralph W. Clermont, Chair

Robert E. Dean

Alka Gupta

Fred J. Joseph

Micho F. Spring

Burney S. Warren, III

Art Zeile

26	National Bank Holdings Corporation

Proposal 3 - Advisory Vote on Executive Compensation (Say-on-Pay)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company. Our Board and our Compensation Committee do, however, review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 30 and the “Compensation Discussion and Analysis” section starting on page 34. The Compensation Committee is committed to maintaining a strong link between pay and performance and explaining the rationale for its pay decisions. For these reasons, we strongly believe you should approve the compensation of our named executive officers.

E prop

The Board recommends you vote “FOR” the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay).

2022 Annual Proxy Statement	27

Executive Officers

The age, business experience and current position of each person who currently serves as an executive officer are as follows:

National Bank Holdings Corporation Executives (the “HoldCo Executives”)

G. Timothy Laney, Age 61

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Aldis Birkans, Age 48

Mr. Birkans has served as the Company’s Chief Financial Officer since August 2018 and has served as the Company’s Treasurer from 2011 through February 2021. He has also served as a member of NBH Bank’s board of directors since August 2018. As of January 2021, Mr. Birkans is a board member of the USDF Consortium, of which NBHC is a founding member. Prior to joining the Company in 2011, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years, where he was responsible for capital management, investments, corporate liquidity and risk management related to the bank’s financial activities. In addition, Mr. Birkans worked at Citigroup as a Senior Vice President, Corporate and Investment Bank Treasury. Mr. Birkans holds a Master of Business Administration from Southern Methodist University, where he also received his Bachelor’s degree in economics and finance.

Richard U. Newfield, Jr., Age 60

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011 and currently holds the same position at NBH Bank. He has also served as a member of NBH Bank’s board of directors since 2016. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and other corporate governance initiatives.

Angela N. Petrucci, Age 45

Ms. Petrucci has served as the Company’s Chief Administrative Officer & General Counsel since July 2020, and currently oversees our legal, compliance, BSA/AML, marketing, and human resources functions. She is also a member of NBH Bank’s board of directors and currently serves as the Chief Administrative Officer & General Counsel of NBH Bank. She joined the Company in 2015 as Associate General Counsel and has served as the General Counsel of NBH Bank since 2017. Ms. Petrucci brings significant experience in banking, corporate transactional, securities and corporate governance matters over the span of her 20-plus-year career. Prior to joining the Company, Ms. Petrucci was in-house counsel at Accenture, overseeing corporate governance and securities matters. Prior to that, she was an associate at the law firm of Chapman and Cutler LLP in Chicago, IL. Before attending law school, Ms. Petrucci was a commercial banker at First Chicago Bank (now JP Morgan Chase). Ms. Petrucci currently serves as a board member of the Young Americans Education Foundation and Young Americans Bank. She is also a member of the Colorado Bankers Association Government Affairs Committee.

28	National Bank Holdings Corporation

NBH Bank Executives (the “Bank Executives”)

Christopher S. Randall, Age 55

Mr. Randall has served as NBH Bank’s Executive Vice President and Head of Commercial and Specialty Banking since 2015 and, prior to that, he was Senior Managing Director, Specialty Banking since 2013. He has also served as a member of NBH Bank’s board of directors since 2017. Mr. Randall has over 29 years of leadership experience building a successful commercial banking and specialty finance business, providing debt and equity capital to lower middle market business across the U.S. Prior to joining NBH Bank, Mr. Randall was the director and founder of CoBiz Structured Finance, based in Denver, Colorado, since 2011. Previously, he was an executive of the Marquette Financial Companies as Senior Managing Director, COO and board member of MFC Capital Funding, a Chicago, Illinois-based national specialty finance and investing business that was started in 2005. Mr. Randall is a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System.

Ruth Stevenson, Age 72

Ms. Stevenson has served as NBH Bank’s Chief Client Executive and Deposit Operations Executive since the merger of Peoples, Inc. and the Company on January 1, 2018. She has also served as a member of NBH Bank’s board of directors since January 2019. Prior to the merger, Ms. Stevenson served in a number of roles with Peoples Bank over an 18-year period, including, most recently as President and Chief Operating Officer and as a member of its board of directors. Ms. Stevenson has worked in a variety of roles in financial services for more than 45 years, including President of a community bank, Director of Retail, Director of a mortgage division, Operations Manager for a mortgage division, and nearly every other capacity in banking and mortgage. Ms. Stevenson also currently serves as a board member of the Office of the State Banking Commissioner for the State of Kansas.

Brendan W. Zahl, Age 46

Mr. Zahl has served as NBH Bank’s Executive Vice President, Personal, Private and Residential Banking since June 2021, and has served as the President of Community Banks of Colorado since 2021. Since joining the Company in 2018, Mr. Zahl has served in various capacities including, as Executive Vice President, Head of Residential Banking as well as the Executive Vice President, Head of Premier, Private and Residential Banking. He has also served as a member of NBH Bank’s board of directors since the merger of Peoples Inc. on January 1, 2018. Prior to the merger, Mr. Zahl served as President and CEO of Peoples National Bank. Mr. Zahl began his banking career at FirstBank in Colorado Springs, Colorado. After a decade at FirstBank, he moved to Peoples National Bank in 2007 to take over Retail and Lending Management and was promoted to President and CEO of Peoples National Bank in 2012. Mr. Zahl currently serves on the Property Committee of Partners in Housing and is the Chair of the FCA Southern Colorado Region Advisory Board. He previously served as Chairman of the Board of the Colorado Bankers Association. Mr. Zahl has held several board, advisory, and volunteer roles with many other community organizations including Partners in Housing, Junior Achievement, United Way, Rotary International, and Habitat for Humanity. Mr. Zahl attended the University of Nebraska, where he was a member of two national championship football teams and graduated with honors with a Business Administration degree. He is also a graduate of the Graduate School of Banking, Madison, Wisconsin.

2022 Annual Proxy Statement	29

Executive Compensation

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee continues to ensure that our executive compensation program is designed to align executive compensation with shareholder interests. We also focus on attracting and retaining the talent essential to providing vision, developing strategy and successfully executing our long-term strategy. The Board and the Compensation Committee remain committed to providing clear and comprehensive disclosure to help you understand how (1) our compensation programs are structured, (2) we assess performance and (3) performance leads to pay outcomes that are aligned with your best interests.

2021 Year in Review

Despite continued challenges from COVID-19 and its lingering effects in 2021, we were able to deliver record earnings as well as record loan and deposit growth, while maintaining exceptional credit quality. In recognition of our continued success, we were named the #1 Colorado Small Bank in 2021 by Newsweek, the #9 Best Small Regional Bank by BankDirector and named again as one of Fortune’s 100 Fastest Growing Companies. In addition, the Company continued to further its digital strategy by announcing the development of 2UniFiSM, a national platform that provides access to a robust array of financial services, real-time information and blockchain payment tools within a secure platform and regulated environment.

We also continued our focus on the three strategic priorities we established in connection with the COVID-19 pandemic: (1) protecting the health of our associates and clients, (2) ensuring the safety and soundness of our bank, and (3) acting on every opportunity to prudently support our clients and the communities where we do business. While we continued to support our clients in originating a second round of the Small Business Administration’s Paycheck Protection Program (“PPP”), we also supported our clients seeking the forgiveness of their PPP loans. We made direct investments in Finstro and Figure Technologies to help accelerate our vision for 2UniFiSM and begin to usher in a new era of payment and information management solutions for small and medium-sized business owners.

2021 Financial Achievements

In the face of continued economic headwinds associated with COVID-19, the Company still achieved record financial performance:

●	Net income was a record $93.6 million, or $3.01 per diluted share, for 2021, compared to net income of $88.6 million, or $2.85 per diluted share, for 2020, a 5.7% increase
●	The return on average assets was 1.33% for 2021, compared to 1.40% for 2020
●	The return on average equity was 11.06% for 2021, compared to 11.24% for 2020
●	Loan growth of 7.5%, excluding PPP loans
●	Average deposit growth of 14.7%
●	Full-year record loan originations of $1.5 billion
●	Strong capital, $372 million excess capital over 7.0% common equity tier 1 requirement
●	Record low non-performing loans to total loans ratio of 0.24%

Long Term Performance

We founded our Company in 2009 during the great recession, and the strong fundamentals and conservative principles we put in place at our inception have enabled us to support our clients, associates and communities when it mattered most. In 2021, we achieved record earnings and strong loan and deposit growth all while maintaining exceptional credit quality.

30	National Bank Holdings Corporation

The results of our efforts have helped secure our status as a leading regional bank franchise. As we look ahead, we will remain focused on our core bank franchise but also to further enhance our capabilities through our 2UnifiSM vision and to our financial investments in our digital strategy.

We have seen consistent earnings growth over the past five years which has resulted in our ability to increase the dividend to our shareholders during that time. As a result of a well-defined strategy and disciplined execution, we have seen improved and stronger performance each year over the past five years:

2022 Annual Proxy Statement	31

CEO Compensation

Our philosophy for our CEO compensation is heavily weighted towards measures that directly align with shareholder value creation and is reviewed annually in consultation with the Compensation Committee’s independent compensation consultant, F.W. Cook.

For the last five years, our CEO’s base salary has remained at the same level at $750,000. In addition, the total amount of our CEO’s at-risk pay (Short-Term Incentive and Long-Term Incentive) and overall total compensation for 2019, 2020 and 2021 were as follows:

Year	Salary (Cash)	Short Term Incentive (Cash)	Long-Term Incentive (Equity)	All other Compensation	Total Compensation
2021	$750,000	$1,012,500	$1,186,672(1)	$60,375	$3,009,547
2020	$750,000	$774,500(1)	$1,049,955	$63,670	$2,638,125
2019	$750,000	$860,500	$1,049,908	$65,145	$2,725,553
(1)	In 2021 the Compensation Committee reduced the cash payment under the 2020 STIP and shifted $136,750 of the cash amount to a grant of restricted stock.

Shareholder Engagement & 2021 Say-on-Pay Advisory Vote

At our 2021 Annual Meeting of Shareholders, we were pleased to receive a 97.1% vote in favor of our executive compensation (Say-on-Pay) as compared to 84.2% in the prior year. Our record of shareholder engagement is strong, beginning with the regular meetings that our CEO and CFO hold with our investors at various conferences and meetings throughout the year. In addition, the Company conducts an annual post-meeting shareholder engagement process with the corporate governance teams of our shareholders to understand any concerns or other feedback regarding our executive compensation program and governance practices. As part of the process we contacted shareholders representing more than 66% of our shares outstanding.

Our engagement meetings discussed our practices and their views regarding compensation, sustainability and governance matters. We also discussed our digital strategy, including our vision for 2UniFiSM and related thereto, our investments in Finstro and Figure Technologies. In our discussions, shareholders provided feedback on our public disclosures and provided their perspective on executive compensation. The shareholders that we met with did not express concerns regarding our existing compensation program.

Summary

The Board and the executive team remain committed to moving your Company forward with a clear priority of: delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. As always, we will continue to evaluate our current compensation practices and monitor emerging best practices.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2021 Annual Report on Form 10-K for filing with the SEC.

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

32	National Bank Holdings Corporation

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Art Zeile
Robert E. Dean	Art Zeile

2022 Annual Proxy Statement	33

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2021 were:

●	G. Timothy Laney, Chairman, President and Chief Executive Officer
●	Aldis Birkans, EVP, Chief Financial Officer
●	Richard U. Newfield, Jr., EVP, Chief Risk Management Officer
●	Brendan Zahl, EVP, Personal, Residential and Private Banking
●	Angela N. Petrucci, EVP, Chief Administrative Officer, General Counsel and Secretary

Our approach to executive compensation is to pay for performance and to align compensation programs with effective risk management. We believe this approach to compensation will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

We are at our best when we are providing our clients with banking advice and services that help them be successful. When we do this in accordance with our core values, it is a win-win for clients and the community. Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

●	ensure that the goals and interests of management are closely aligned with those of the Company, our shareholders, our clients and the communities we serve;
●	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
●	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
●	pay compensation based on corporate and individual performance; and
●	attract and retain highly qualified executives through a balance of cash and equity compensation.

34	National Bank Holdings Corporation

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: experience; scope of responsibilities; individual performance; and competitiveness with salary ranges at other banking organizations.

Short-Term Incentive Compensation: Cash	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

  The annual short-term incentive is 70% tied to quantitative financial metrics and 30% to qualitative metrics with respect to HoldCo Executives.

  The annual short-term incentive for Bank Executives is 80% quantitative and 20% qualitative.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

  50% of the equity award value in the form of a long-term performance-based equity award that vests after a three-year performance period based on the achievement of financial and shareholder return metrics.

  30% of the value is in the form of time-based restricted stock.

  20% of the value is in the form of options.

This results in 70% of equity compensation being performance-based when stock options are considered.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements

Employment agreements or change of control agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. All of our outstanding equity awards contain a double-trigger acceleration of equity upon a change in control.

2022 Annual Proxy Statement	35

Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

●	Stock Ownership Guidelines. Our directors and the HoldCo Executives are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.
●	Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities. In addition, designated persons (including our NEOs) under the Company’s Insider Trading Policy are prohibited from pledging the Company’s securities.
●	Double-trigger Acceleration of Equity. All of our outstanding unvested equity awards contain a double-trigger acceleration of equity upon a change in control for future awards.
●	Limited Perquisites and Benefits. We provide limited perquisites to our NEOs and do not have a defined-benefit pension plan or SERP.
●	Independent Compensation Consultant. The Compensation Committee engages F.W. Cook as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
●	Clawbacks. The HoldCo Executives’ employment agreements as well as the equity award agreements for all associates contain clawback provisions for financial misstatements and other misconduct.
●	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
●	Pay for Performance. 75% of the CEO’s compensation and 65% of the other NEOs compensation was at risk in 2021. Furthermore, NEOs are rewarded for attaining financial performance measures that are aligned with the interests of shareholders.
●	Maximum Payouts. The maximum payouts under our 2021 Short-Term Incentive Plan and our long-term performance-based equity award are generally limited to 150% of the target opportunity. Our Bank Executives have the opportunity to earn as much as a 192% payout in the event of extraordinary line of business or individual performance results.
●	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups on change in control payments.
●	Prohibition on Repricing of Stock Options. Our equity plans prohibit the repricing of stock options.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

36	National Bank Holdings Corporation

Role of Independent Compensation Consultant

The Compensation Committee engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to advise and support the Compensation Committee on compensation decisions. At the direction of the Compensation Committee, F.W. Cook assists in collecting and analyzing market data on compensation and provides expert knowledge of competitive practices and trends as well as developments in regulatory and technical matters. F.W. Cook has no other relationships with the Company (other than advising the Nominating & Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2021, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in designing and managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provides recommendations with respect to their own compensation.

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions. Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor. Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation.

The peer group was reviewed in 2021 by F.W. Cook, with input from the Compensation Committee and management. The directive from the Compensation Committee over the past few years has been to target a peer group with a median asset size between $6 to $8 billion in order to better align with the Company’s current size and strategy. The Company is currently $7.2 billion in total assets as of December 31, 2021. After substantial review and consideration, the Compensation Committee approved the following peer group of 20 institutions (the “Compensation Peer Group”):

Boston Private Financial Holdings	Independent Bank Corp.
Brookline Bancorp Inc.	Lakeland Financial Corporation
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
CVB Financial Corp.	Peapack-Gladstone Financial Corporation
Eagle Bancorp Inc.	Preferred Bank
Enterprise Financial Services	Southside Bancshares, Inc
First of Long Island Corporation	The Stock Yards Bancorp, Inc.
Flushing Financial Corporation	The Bancorp, Inc.
Heritage Commerce Corp	TrustCo Bank Corp. NY
Heritage Financial Corporation	Veritex Holdings, Inc

The companies in the Compensation Peer Group have a median asset size of $7.6 billion (as of July 1, 2021), ranging from approximately $4.3 billion to $15.5 billion. In addition to asset size, other factors considered in selecting peers included geography, complexity of the organization and similarity of business lines and services and products offered to those of the Company. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation. The Compensation Peer Group is reviewed annually and may be changed to reflect M&A activity and other items deemed relevant by the Compensation Committee.

F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five

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officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

Executive Compensation Framework

The Compensation Committee believes in variable compensation and paying for performance. This is demonstrated by the amount of at-risk pay with respect to the NEOs. For 2021, 75% of our CEO’s compensation was at-risk and 65% of the compensation for all other NEOs was at-risk.

The Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

In 2021, the Compensation Committee determined to maintain base salaries at their 2020 levels for Mr. Laney and Mr. Newfield. The committee increased Mr. Birkans’ salary from $350,000 to $365,000 in April 2021 and then to $375,000 in August 2021 due to his expanded growth and development in the Chief Financial Officer role. The Compensation Committee increased Ms. Petrucci’s base salary from $250,000 to $265,000 in April 2021 and then to $295,000 in August 2021 due to her expanded responsibilities and growth and development in her role as Chief Administrative Officer and General Counsel. The Compensation Committee increased Mr. Zahl’s salary from $275,000 to $290,000 in March 2021 in conjunction with taking over Personal Banking in addition to his responsibilities within Residential and Premier Banking. The decision to maintain the salaries for Mr. Laney and Mr. Newfield was based upon a variety of factors, including the Company’s focus on prudent expense management, the Compensation Committee’s annual review of peer and market data provided by F.W. Cook and the desire to maintain an emphasis on variable, performance-based compensation.

38	National Bank Holdings Corporation

Executive Short-Term Incentive Plan Compensation

2021 Executive Short-Term Incentive Plan Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2021 STIP, which was established pursuant to the 2014 Omnibus Incentive Plan. Under the 2021 STIP, the minimum payout is 0% if certain thresholds are not met, and the maximum payout is 150% of the target opportunity for the HoldCo executives, and 192% with respect to Mr. Zahl. The below reflects the payout opportunity structure:

Named executive officer	Base salary	Threshold as % of target	Threshold payout	Target as % of salary	Target payout	Maximum as % of target		Maximum payout
G. Timothy Laney	$750,000	50%	$337,500	90%	$675,000	150%		$1,012,500
Aldis Birkans*	$375,000	50%	$140,625	75%	$281,250	150%		$421,875
Richard U. Newfield, Jr.	$375,000	50%	$121,875	65%	$243,750	150%		$365,625
Brendan Zahl**	$290,000	50%	$79,750	55%	$159,500	192%	****	$307,000
Angela Petrucci***	$295,000	50%	$88,500	60%	$177,000	150%		$265,500

*Mr. Birkans’ salary increased to $375,000 in August 1, 2021. The Compensation Committee considered this increased salary for payout purposes under the 2021 STIP.

**Mr. Zahl’s salary was increased to $290,000 in March 2021. The Compensation Committee considered this increased salary for payout purposes under the 2021 STIP.

***Ms. Petrucci’s salary increased to $295,000 in August 2021. The Compensation Committee considered this increased salary for payout purposes under the 2021 STIP.

****In the event Mr. Zahl achieves exceptional line of business results or individual performance, the maximum payout could be as much as $307,000 or 192%, as determined by the Compensation Committee.

2021 STIP Structure

In its establishment of the 2021 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that with respect to Messrs. Laney, Newfield, Birkans and Ms. Petrucci, 70% of the total 2021 STIP bonus should be based on the attainment of specific quantitative financial metrics (“HoldCo Metrics”) as interpolated for performance between threshold, target and maximum levels of performance. With respect to Mr. Zahl, the Compensation Committee determined that 10% of the total 2021 STIP bonus should be based upon the same HoldCo metrics, and that 70% should be based upon the performance of the business groups that he leads. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important in the beginning of 2021 to align the NEOs’ performance with the achievement of the Company’s strategic goals for 2021 as well as key long-term financial targets. Specifically, Core Net Income and Asset Quality were selected as the most important metrics in driving overall corporate performance of the HoldCo executives while line of business-specific loan and deposit growth as well as line of business contribution were each deemed important for Mr. Zahl.

In addition, with respect to Messrs. Laney, Newfield, Birkans and Ms. Petrucci, the Compensation Committee determined that 30% of the 2021 STIP bonus should be based on a qualitative assessment, with 15% of the 2021 STIP based on Enterprise Risk Management and ESG efforts and the remaining 15% based upon an individual assessment of each officer, as further described below. With respect to Mr. Zahl, the Compensation Committee determined that 20% of the 2021 STIP bonus should be based on a qualitative assessment, with 5% of the 2021 STIP bonus based on Enterprise Risk Management and ESG efforts, and the remaining 15% based upon his individual assessment, as further described below.

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2021 STIP Goal Setting

In establishing the performance metrics for the 2021 STIP, the Compensation Committee focused on the financial metrics that play the most significant role in driving the Company to meet its corporate objectives. Every year, the Company undertakes a rigorous financial planning process geared around establishing targets for performance that will enhance the Company’s franchise value and return for shareholders. The Compensation Committee reviews the metrics that are most aligned with the strategic objectives of the Company and which are most aligned with the interest of shareholders.

In setting the target level of performance for each of the financial metrics, the Compensation Committee considered the Company’s annual profit plan that is developed through the aforementioned planning process, strategic objectives for the Company as well as historical peer performance with respect to each metric. Our annual profit plan for 2021 included assumptions that took into account the general economic conditions as indicated by the average of major economist forecasts available, which were applied to the Company’s prevailing income statement and balance sheet trends from late 2020.

Review of 2021 STIP Performance Metrics Results by the Compensation Committee

As part of its role in overseeing and approving NEO compensation, the Compensation Committee reviewed and evaluated the actual achievement levels with respect to each performance metric under the 2021 STIP.

The following is a summary of the specific performance metrics established by the Compensation Committee for 2021 (as further described above), including the actual results for each metric with respect to Messrs. Laney, Birkans, Newfield and Ms. Petrucci:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	40%	$56,887	$66,926	$70,272	$94,879	60%
Asset Quality (Non-Performing Assets Ratio)(2)	30%	1.00%	0.85%	0.70%	0.4%	45%
Enterprise Risk Management & ESG(3)	15%	80%	100%	120%	150%	22.5%
Qualitative – Individual(5)	15%	80%	100%	120%	80-120%	18.8-22.5%

STIP Payout as a Percentage of Target		50%	100%	150%	SUB TOTAL:	146.3-150%*

*The calculated payout for Ms. Petrucci was 146.3% due to her individual performance rating of 110% as further described below.

With respect to Mr. Zahl, 30% of his 2021 STIP bonus was dependent upon the achievement of the above-listed factors with the remaining 70% of his 2021 STIP bonus based upon the performance of specific profitability and loan and deposit growth goals for the lines of business he oversees. The following is a summary of the specific performance metrics established by the Compensation Committee for 2021, including the actual results for each metric with respect to Mr. Zahl:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	5.0%	$56,887	$66,926	$70,272	$94,879	7.5%
Asset Quality (Non-Performing Assets Ratio) (2)	5.0%	1.0%	.85%	0.70%	0.39%	7.5%
ERM & ESG (Qualitative) (3)	5.0%	80%	100%	120%	150%	7.5%
Line of Business Specific Metrics(4)*	70%	60%	100%	120%	varies	62.9%
Qualitative – Individual(5)*	15%	80%	100%	120%	106%	17.3%

STIP Payout as a Percentage of Target		50%	100%	150%*	TOTAL:	102.6%

*Mr. Zahl may receive a payout of up to 200% for exceptional line of business results or individual performance, as determined by the Compensation Committee for these specific metrics.

Metric Definitions:

(1)	Core Net Income is defined as net income under GAAP, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions costs, (c) gains or losses on the extinguishment of debt or sale of investment securities, (d) restructuring charges, and (e) other extraordinary items that the committee deems appropriate.

40	National Bank Holdings Corporation

(2)	Non-Performing Assets Ratio is the ratio of non-performing assets to total loans and OREO.

(3)	Enterprise Risk Management and ESG factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships is considered. This metric will also consider the Company’s efforts towards environmental, social and governance (ESG matters) such as progress with respect to equity, diversity and inclusion initiatives, environmental initiatives and the support of our communities.

(4)	Line of Business-Specific Metrics include certain goals around deposit growth, loan growth and direct contribution for specific areas of responsibility. For Mr. Zahl, his metrics relate to the Personal, Private and Residential Banking lines of business within the Company.

(5)	Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.*

* The individual performance results for each Named Executive are discussed below.

Enterprise Risk Management and ESG. With respect to this qualitative metric, the Compensation Committee considered several factors, including:

●	Strong Asset Quality
●	Regulatory examination results
●	Strong regulatory relationships and dialogue, including with respect to efforts related to the Company’s digital strategy
●	Formal establishment of Equity, Diversity and Inclusion Committee with formal reporting to the CEO and the Board of Directors
●	Facilitated the identification and appointment of two new diverse candidates to the Board of Directors
●	Strengthened oversight regarding supplier diversity through the implementation of questionnaires for our supplier relationships
●	Promoted awareness to obtain demographic information of our associates in order to set baselines and future goals
●	Strengthened processes with respect to charitable contributions, the NBH Charitable Foundation and volunteer efforts in our communities

These considerations resulted in the achievement of this performance component at a 120% achievement level, or 150% of the target level payout.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

●	G. Timothy Laney (120% achievement): With respect to Mr. Laney, the Compensation Committee considered Mr. Laney’s significant contributions to the investment strategy and the development of 2UniFiSM and other strategic initiatives, including Board refreshment. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Aldis Birkans (120% achievement): With respect to Mr. Birkans, the Compensation Committee considered the success of Mr. Birkans in his further development as a Chief Financial Officer and the further development of his team, as well as Mr. Laney’s recommendation and evaluation of Mr. Birkans’ performance. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Richard U. Newfield, Jr. (120% achievement): With respect to Mr. Newfield, the Compensation Committee considered Mr. Newfield’s contributions to the overall strong credit quality for the year, his

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contributions towards 2UniFiSM and his overall impact on Enterprise Risk Management, including the quality of regulatory relationships. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Angela Petrucci (110% achievement): With respect to Ms. Petrucci, the Compensation Committee considered Ms. Petrucci’s management of the Administrative and Legal functions, contributions towards 2UniFiSM, developing regulatory relationships and assistance with Board refreshment, as well as Mr. Laney’s recommendation and evaluation of Ms. Petrucci’s performance. The consideration of these factors resulted in the achievement of the individual performance component at a 110% achievement level, or 125% of the target level payout.

●	Brendan Zahl (106% achievement): With respect to Mr. Zahl, the Compensation Committee considered Mr. Zahl’s contributions to the Company’s performance, particularly the performance of the Personal Banking, Private Banking and Residential Banking Groups and further development of his teams, strong financial performance of the Residential Banking Group, as well as Mr. Laney’s recommendation and evaluation of Mr. Zahl’s performance. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 115% of the target level payout.

Final STIP Payouts for 2021

Named executive officer	Total Calculated Payout under the 2021 STIP (as a percentage of target)	Total cash payment for 2021
G. Timothy Laney	150.0%	$1,012,500
Aldis Birkans	150.0%	$421,875
Richard U. Newfield, Jr.	150.0%	$365,625
Angela Petrucci	146.3%	$258,750
Brendan Zahl	102.6%	$163,750

Equity Compensation

2021 Long-Term Equity Awards and Equity Mix

The equity awards granted in 2021 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	Option Awards (which we consider to be performance-based)
3.	Restricted Stock Awards, including a one-time grant of restricted stock awards in lieu of cash

42	National Bank Holdings Corporation

The target equity mix for the CEO and the other NEOs is 70% performance-based for the standard annual equity awards granted in 2021. As noted in the section labeled “Restricted Stock and Option Awards” Messrs. Laney, Birkans and Newfield and Ms. Petrucci received a restricted stock award in connection with the shift of their STIP cash payment awarded in 2021.

Target NEO Equity Mix

Restricted Stock
30%
Performance
Stock Units
50%
Options
20%
Performance-Based
70%

The Compensation Committee approved the following equity award amounts granted to the NEOs in 2021:

Named executive officer	Total equity award value as a percentage of salary(1)	Equity award value(2)	Approximate value of PSUs	Approximate value of restricted stock	Approximate value of options
G. Timothy Laney	140%	$1,050,000	50%	30%	20%
Aldis Birkans	85%	$297,500	50%	30%	20%
Richard U. Newfield, Jr.	85%	$318,750	50%	30%	20%
Brendan Zahl	119%	$326,500	50%	30%	20%
Angela Petrucci	60%	$150,000	50%	30%	20%

(1)	The equity percentages are based upon a salary of $750,000 for Mr. Laney, $375,000 for Mr. Newfield, $350,000 for Mr. Birkans, $275,000 for Mr. Zahl and $250,000 for Ms. Petrucci, which were the salary rates in effect at the time the grants were approved.

(2)	Reflects the amount of the standard annual equity grant with respect to Messrs. Laney, Birkans, Newfield and Ms. Petrucci. In addition to their standard equity award, Messrs. Laney, Birkans, and Newfield and Ms. Petrucci received an additional grant of restricted stock with a fair market value of $136,750, $46,000, $49,250 and $21,500, respectively. As described in “Restricted Stock and Option Awards”, these amounts reflected the shift of cash payable under the 2020 STIP award into the form of equity.

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Three-Year Performance Stock Unit Award

In 2021, the Compensation Committee continued with a long-term performance stock unit award (“PSU Award”) with vesting that is based on the Company’s achievement of two metrics over a three-year performance period (covering January 1, 2021 through December 31, 2023).

PSU Awards are typically granted on April 1 each year, in accordance with our equity grant practices. The Compensation Committee determined to continue to use the same metrics as 2020 for our 2021 PSUs, including metrics tied to our relative total shareholder return metric (TSR) and our relative return on tangible assets metric (ROTA). The Compensation Committee believed that the two metrics appropriately balance operating performance with returns to shareholders, and that the use of relative measurement for both metrics ensures alignment between management and shareholders. Each metric also includes a governor that caps the potential payout on that portion at 100% of target if our own TSR (for the relative TSR metric) or our own ROTA (for the ROTA metric) are negative during the performance period. The Compensation Committee believes these governors provide important balance such that if our absolute operational performance and/or shareholder returns are not up to standards, the NEOs will not receive an above-target award.

The PSU Award will vest on March 1, 2024 (with respect to the TSR metric), and April 1, 2024, (with respect to the ROTA metric) and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units on the vesting date. The two financial metrics and respective weightings for the PSU Award are as follows:

Performance Metric	Award Value Weighting	Threshold	Target	Maximum
3-year Relative Return on Tangible Assets (ROTA) (1)	60%	35th	50th	75th
3-year Relative Total Shareholder Return (TSR) (percentile rank) (2)	40%	35th	50th	75th
Equity Payout Amount	100%	50%	100%	150%

(1)	ROTA is measured as the average annual percentile ranking of the Company’s ROTA relative to the ROTAs for companies included in the KBW Regional Banking Index (KRX) for each respective calendar year of the performance period. If the Company has a negative ROTA in any year during the performance period, ROTA-based shares will not settle for more than target.

(2)	TSR is measured against the TSR for companies in the KRX Index as of January 1, 2021 and assumes dividends are reinvested in company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term corporate objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the value of the award on ROTA given the importance of measuring the operating performance of the Company relative to other banks with the remaining 40% allocated to TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

44	National Bank Holdings Corporation

Restricted Stock and Option Awards

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and, with respect to stock options, to incentivize long-term performance. The Compensation Committee awarded restricted stock to Messrs. Laney, Birkans and Newfield and Ms. Petrucci in 2021 by shifting 20% of the STIP cash payment into restricted stock in connection with the 2020 STIP.

Vesting of 2019 Performance Stock Unit Award

The performance stock units that were previously granted in 2019 were subject to performance vesting conditions tied to the Company’s cumulative earnings per share and total shareholder return relative to a defined group of peer banks within the KRX index, in each case over the period from January 1, 2019 to December 31, 2021.

In establishing the goals under the 2019 Performance Stock Unit Award, the Committee considered the relative importance of the Company’s total shareholder return relative to the KBW Regional Banking Index, a group of approximately 50 regional banks. In addition, in setting the three-year earnings per share (EPS) target, the Committee established a measure that was based upon 56% annualized growth (on a GAAP basis) over the three years of the performance period.

The actual achievement under the TSR metric was 59th percentile performance (number 17 out of 40 companies). With respect to the EPS metric, actual earnings per share growth was 63% on an annualized basis (under GAAP) over the three years of the performance period. This EPS growth represents significant growth relative to other bank peers.

In February 2022, the Compensation Committee reviewed the Company’s actual performance against the EPS and TSR targets (as further described below) and confirmed that the awards achieved a payout of 137% of target. A summary of the Company’s performance as measured against the targets, and the resulting payout, is set forth below:

		Performance Goals			Results
Performance Metric	Award Value Weighting	Threshold (50% Payout)	Target (100% Payout)	Max (150% Payout)	Actual Performance	Percent of Target Payout
Cumulative EPS (1)	60%	$6.26	$7.37	$7.73	$8.46	150%
3-year Relative TSR (percentile rank) (2)	40%	35th	50th	75th	59th	118%
					Total:	137%

(1)	This reflects the Company’s cumulative earnings per share as set forth in the Annual Report on 10-K for each year during the performance period. Results adjusted for the fair value impairment charge and consolidation expenses associated with the consolidation of 7 banking centers in our Colorado and New Mexico markets announced in 2021, as well as one time fintech transaction costs in 2021, net of taxes, and the excess tax benefit/expense from stock compensation accounting in 2019, 2020 and 2021, as further described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-K for the respective periods.

(2)	TSR was measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2019 and assumed dividends were reinvested in company shares on the ex-dividend date.

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of certain of our key executives with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted

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minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock ownership guidelines applicable to our HoldCo Executives (the “Executive Stock Ownership Guidelines”) as shown in the table below.

Under the Executive Stock Ownership Guidelines, only vested restricted shares and shares owned outright, count towards the Executive Minimum Ownership Thresholds. Unvested restricted shares and unexercised stock options do not count. In addition, HoldCo Executives who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of March 11, 2022, Messrs. Laney and Newfield had achieved their respective Executive Minimum Ownership Threshold. Mr. Birkans and Ms. Petrucci became subject to the guidelines in connection with their appointment as the Chief Financial Officer in August 2018, and Chief Administrative Officer and General Counsel in July 2020, respectively, and have not yet met their Executive Minimum Ownership Thresholds.

Title:	Guidelines require owning:

Chief Executive Officer	5 times base salary

Chief Financial Officer	4 times base salary

Chief Risk Management Officer	2 times base salary

Chief Administrative Officer	2 times base salary

Insider Trading Restrictions and Anti-Hedging

To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits every director, officer, associate (including persons employed on a temporary or contract basis or through a staffing agency), and consultant of the Company and its subsidiaries from engaging in short sales, including sales with delayed delivery and any hedging transactions with respect to the Company’s securities. Such hedging transactions include, but are not limited to, the use of prepaid variable forward contracts, equity swaps, collars and exchange funds that are intended to offset any decrease in the value of the Company’s securities. In addition, pledging or hypothecation of Company’s securities by designated persons (including the NEOs) under the Company’s Insider Trading Policy is prohibited.

Clawback Policy

Each HoldCo Executive’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (1) formal investigation by the SEC or (2) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award. In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

46	National Bank Holdings Corporation

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our incentive compensation programs for 2021. After reviewing our executive and broad-based incentive compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company and do not promote unnecessary risk-taking on the part of our executives and other plan participants.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management has in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Tax Considerations

The Internal Revenue Code of 1986, as amended, generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for all individuals who are considered covered employees, including our NEOs. The Compensation Committee implements compensation programs that it believes are competitive, will attract and retain executive talent and are in the best interests of the Company and its shareholders. Accordingly, the compensation awarded under the programs approved by the Compensation Committee may provide for non-deductible payments or benefits.

2022 Annual Proxy Statement	47

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2021, 2020 and 2019 (as applicable) for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

G. Timothy Laney	2021	750,000	—	976,678	209,994	1,012,500	—	60,375	(5)	3,009,547
Chairman, President and	2020	750,000	—	839,955	210,000	774,500	—	63,670		2,638,125
Chief Executive Officer	2019	750,000	—	839,910	209,998	860,500	—	65,145		2,725,553

Aldis Birkans	2021	365,769	—	283,953	59,492	421,875	1,544	27,900	(6)	1,160,533
EVP, Chief Financial Officer	2020	338,269	—	232,354	58,097	261,250	385	26,895		917,250
	2019	300,000	—	191,951	47,999	248,500	49	17,790		806,289

Richard U. Newfield, Jr.	2021	375,000	—	304,215	63,748	365,625	5,015	30,917	(7)	1,144,520
EVP, Chief Risk	2020	375,000	—	254,957	63,747	279,750	2,748	30,122		1,006,324
Management Officer	2019	362,500	—	220,932	55,245	273,750	2,277	30,433		945,137

Brendan Zahl	2021	286,538	—	261,113	65,292	163,750	—	23,746	(8)	800,439
EVP, Personal, Private and	2020	275,000	—	119,963	29,999	198,500	—	23,180		646,642
Residential Banking	2019	275,000	27,844	98,967	24,745	157,752	—	19,080		603,388

Angela N. Petrucci	2021	274,231	—	141,442	29,992	258,750	13	20,857	(9)	725,285
EVP, Chief Administrative
Officer & General Counsel

(1)	The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2021 for an explanation of the assumptions made in valuing these awards.

With respect to the performance stock units granted in 2019 please refer to our Form 10-K Note 16 Stock-based Compensation and Benefits, Performance stock units section.

Pursuant to SEC rules, for the part of the performance stock units that are subject to performance conditions (the EPS metric for the 2019 awards and the relative ROTA metric for the 2020 and 2021 awards), the value of such award assuming the highest level of performance condition is achieved under the 2019, 2020 and 2021 awards is $472,451, $472,464 and $472,462 respectively, for Mr. Laney, $107,965, $130,707 and $133,853 respectively, for Mr. Birkans, $124,273, $143,415 and $143,431, respectively, for Mr. Newfield, $55,670, $67,464 and $146,865 respectively, for Mr. Zahl and, $67,469 respectively for Ms. Petrucci.

For that part of the performance stock units that is subject to market conditions (the TSR metric), the potential maximum value is factored into the calculated grant date fair value for the 2019, 2020 and 2021 awards, which is $209,976, $209,987 and $209,984, respectively, for Mr. Laney, $47,997, $50,083 and $59,499 respectively for Mr. Birkans, $55,235, $63,736 and $63,737, respectively, for Mr. Newfield, $24,741, $29,988 and $65,293, respectively, for Mr. Zahl and, $29,998 for Ms. Petrucci.

(2)	The amounts in this column reflect the grant date fair value of stock option awards granted to our NEOs, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2021 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under the 2021 STIP. See “Review of 2021 STIP Performance Metrics Results by the Compensation Committee” above.

(4)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option.

(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,700 and $45,735, respectively, and imputed income on life insurance premiums of $5,940.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,700 and $18,811, respectively, and imputed income on life insurance premiums of $389.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,700 and $19,643 respectively, and imputed income on life insurance premiums of $2,574.

48	National Bank Holdings Corporation

(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,700 and $14,551, respectively, and imputed income on life insurance premiums of $495.

(9)	Includes Company matching contributions to the Nonqualified Deferred Compensation Plan of $8,700 and $11,887 respectively and imputed income on life insurance premiums of $270.

2022 Annual Proxy Statement	49

2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2021:

									All		All			Grant
									other		other			date
									stock		option			fair
									awards:		awards:		Exercise	value
									Number of		Number of		or base	of stock
			Estimated potential payouts under			Estimated future payouts under			shares		securities		price of	and
		Date of	non-equity incentive plan awards(1)			equity incentive plan awards(2)			of stock		underlying		option	option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or units		options		awards	awards
Name	Grant date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)(3)

G. Timothy Laney	—	—	337,500	675,000	1,012,500	—	—	—	—		—		—	—
	04/01/2021	02/24/2021	—	—	—	—	—	—	—		21,761	(5)	40.16	209,994
	04/01/2021	02/24/2021	—	—	—	—	—	—	11,248	(4)	—		—	451,720
	04/01/2021	02/24/2021	—	—	—	7,093	14,185	21,278	—		—		—	209,984

Aldis Birkans	—	—	140,625	281,250	421,875	—	—	—	—		—		—	—
	04/01/2021	02/24/2021	—	—	—	—	—	—	—		6,165	(5)	40.16	59,492
	04/01/2021	02/24/2021	—	—	—	—	—	—	3,367	(4)	—		—	135,219
	04/01/2021	02/24/2021	—	—	—	2,010	4,019	6,029	—		—		—	59,499

Richard U. Newfield, Jr.	—	—	121,875	243,750	365,625	—	—	—	—		—		—	—
	04/01/2021	02/24/2021	—	—	—	—	—	—	—		6,606	(5)	40.16	63,748
	04/01/2021	02/24/2021	—	—	—	—	—	—	3,607	(4)	—		—	144,857
	04/01/2021	02/24/2021	—	—	—	2,153	4,306	6,459	—		—		—	63,737

Brendan Zahl	—	—	79,750	159,500	239,250	—	—	—	—		—		—	—
	04/01/2021	02/24/2021	—	—	—	—	—	—	—		6,766	(5)	40.16	65,292
	04/01/2021	02/24/2021	—	—	—	—	—	—	2,438	(4)	—		—	97,910
	04/01/2021	02/24/2021	—	—	—	2,205	4,410	6,615	—		—		—	65,293

Angela Petrucci	—	—	88,500	177,000	265,500	—	—	—	—		—		—	—
	04/01/2021	02/24/2021	—	—	—	—	—	—	—		3,108	(5)	40.16	29,992
	04/01/2021	02/24/2021	—	—	—	—	—	—	1,655	(4)	—		—	66,465
	04/01/2021	02/24/2021	—	—	—	1,013	2,026	3,039	—		—		—	29,998

(1)	Cash incentive bonuses under the 2021 STIP. The amounts reflected for Messrs. Birkans and Zahl and Ms. Petrucci are based on their full salaries of $375,000, $290,000 and $295,000, respectively.

(2)	Represents the possible range of the performance stock units granted in 2021 under the 2014 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)	The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2021 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2021 for an explanation of the assumptions made in valuing these awards. For purposes of this table, the values for the performance stock units are based upon the Company’s stock price and by using a Monte Carlo Simulation as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2021, please see "Three-Year Performance Stock Unit Award" above.

(4)	Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2022. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(5)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2022.

50	National Bank Holdings Corporation

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2021:

	Option Awards					Restricted Stock Awards			Performance-Based Awards
											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)

G. Timothy Laney	28,000	—		18.92	4/29/2024	3,082	(2)	135,423	25,524	(3)	1,121,525
	31,996	—		19.08	4/28/2025	9,091	(4)	399,459	29,434	(5)	1,293,330
	49,763	—		19.56	3/1/2026	11,248	(6)	494,237	14,185	(7)	623,289
	26,683	—		34.04	3/1/2027	—		—	—		—
	37,042	—		32.65	3/1/2028	—		—	—		—
	22,256	11,130	(2)	34.08	4/1/2029	—		—	—		—
	21,148	42,296	(4)	23.10	4/1/2030	—		—	—		—
	—	21,761	(6)	40.16	4/1/2031

Aldis Birkans	3,530	—		18.09	5/2/2023	704	(2)	30,934	5,834	(3)	256,346
	2,600	—		18.92	4/29/2024	2,515	(4)	110,509	8,143	(5)	357,803
	2,773	—		19.08	4/28/2025	3,367	(6)	147,946	4,019	(7)	176,595
	3,080	—		19.56	3/1/2026	—		—	—		—
	3,303	—		34.04	3/1/2027	—		—	—		—
	2,442	—		32.65	3/1/2028	—		—	—		—
	1,987	—		35.36	5/2/2028	—		—	—		—
	5,086	2,545	(2)	34.08	4/1/2029	—		—	—		—
	5,850	11,702	(4)	23.10	4/1/2030	—		—	—		—
	—	6,165	(6)	40.16	4/1/2031	—		—	—		—

Richard U. Newfield, Jr.	6,607	—		34.04	3/1/2027	811	(2)	35,635	6,715	(3)	295,057
	8,934	—		32.65	3/1/2028	2,760	(4)	121,274	8,935	(5)	392,604
	5,854	2,929	(2)	34.08	4/1/2029	3,607	(6)	158,492	4,306	(7)	189,206
	6,419	12,840	(4)	23.10	4/1/2030	—		—	—		—
	—	6,606	(6)	40.16	4/1/2031	—		—	—		—

Brendan Zahl	7,094	—		33.99	2/21/2028	363	(2)	15,950	3,008	(3)	132,172
	3,358	—		32.65	3/1/2028	1,299	(4)	57,078	4,203	(5)	184,680
	2,622	1,312	(2)	34.08	4/1/2029	2,438	(6)	107,126	4,410	(7)	193,775
	3,021	6,042	(4)	23.10	4/1/2030	—		—	—		—
	—	6,766	(6)	40.16	4/1/2031	—		—

Angela Petrucci	541	—		20.33	6/15/2025	170	(2)	7,470	1,409	(3)	61,911
	675	—		19.56	3/1/2026	433	(4)	19,026	1,400	(5)	61,516
	889	—		34.04	3/1/2027	1,088	(8)	47,807	2,026	(7)	89,022
	1,356	—		32.65	3/1/2028	1,655	(6)	72,721	—		—
	1,228	616	(2)	34.08	4/1/2029	—		—	—		—
	1,007	2,014	(4)	23.10	4/1/2030	—		—	—		—
	543	1,088	(4)	26.00	7/1/2030	—		—	—		—
	—	3,108	(6)	40.16	4/1/2031	—		—	—		—

(1)	Based upon the closing price of our common stock on December 31, 2021, which was $43.94.

(2)	Represents awards that vest in full, subject to the NEO’s continued service through April 28, 2022.

(3)	Amounts shown above represent the performance stock units granted in 2019 (the “2019 PSU Award”). The number of units are currently reflected at the maximum level of performance. The 2019 PSU Award vested on March 1, 2022 and the number of shares delivered was based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year

2022 Annual Proxy Statement	51

performance period (January 1, 2019 through December 31, 2021), which attainment resulted in a payout of 137%. In addition, dividends accrued during the three-year performance period and were paid on any earned performance stock units following the vesting date.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the second of which will occur on April 28, 2022.

(5)	Amounts shown above represent the performance stock units granted in 2020 (the “2020 PSU Award”). Since performance through December 31, 2021 is tracking between target and maximum performance, the number of units are currently reflected at the maximum level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against a ROTA metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2020 through December 31, 2022). The 2020 PSU Award will vest on March 1, 2023 (with respect to the TSR metric), and April 1, 2023 (with respect to the ROTA metric) and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2020 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units following the vesting date

(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2022.

(7)	Amounts shown above represent the performance stock units granted in 2021 (the “2021 PSU Award”). The number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against a ROTA metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2021 through December 31, 2023). The 2021 PSU Award will vest on March 1, 2024 (with respect to the TSR metric), and April 1, 2024, (with respect to the ROTA metric) and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2021 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units following the vesting date.

(8)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the second of which will occur on October 1, 2022.

Option Exercises and Stock Vested in 2021

The following table provides information regarding options exercised and shares of restricted stock vested during 2021 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)

G. Timothy Laney(1)	—	—	45,505	1,805,127
Aldis Birkans (2)	20,000	325,400	5,120	204,974
Richard U. Newfield, Jr.(3)	38,391	1,022,762	11,326	449,597
Brendan Zahl(4)	—	—	11,540	464,312
Angela Petrucci(5)	—	—	2,316	92,907

(1)	Stock awards include 33,698 performance stock units that vested on March 1, 2021, and 11,807 shares of time-based restricted stock that vested on April 28, 2021. 22,752 of these shares were delivered to a former spouse pursuant to a divorce decree.
(2)	Option award for 20,000 shares exercised on February 19, 2021. Stock award includes 2,220 performance stock units that vested on March 1, 2021, and 2,900 shares of time-based restricted stock that vested on April 28, 2021.
(3)	Option awards were exercised for 20,000 shares on November 11, 2021, 4,900 shares on November 12, 2021, and 13,491 shares on November 15, 2021. Stock awards include 8,128 performance stock units that vested on March 1, 2021, and 3,198 shares of time-based restricted stock that vested on April 28, 2021.
(4)	Stock awards include 3,055 performance stock units that vested on March 1, 2021, and 8,485 shares of time-based restricted stock that vested on April 28, 2021.

52	National Bank Holdings Corporation

(5)	Stock awards include 1,234 performance stock units that vested on March 1, 2021, and 539 and 543 shares of time-based restricted stock that vested on April 28, 2021 and October 1, 2021, respectively.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses (annual incentives) until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings	Aggregate	balance at
	contributions in	in last	in last	withdrawals/	last fiscal
	last fiscal year	fiscal year	fiscal year	distributions	year end
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

G. Timothy Laney	59,826	45,735	113,230	—	1,856,525
Aldis Birkans	43,692	18,811	35,253	—	488,821
Richard U. Newfield, Jr.	168,721	19,643	33,016	—	1,143,452
Brendan Zahl	60,640	14,551	59,495	—	430,485
Angela Petrucci	15,395	11,887	3,960	—	55,027

(1)	This column represents amounts deferred from base salary and annual short-term incentive plan payments. Although deferred, these amounts are included in the Summary Compensation Table in the columns captioned ‘Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.
(2)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”
(3)	This column includes total earnings and losses on the amounts held under the NDCP. With respect to Messrs. Birkans and Newfield, earnings that represent an above-market portion of interest have been included in the Summary Compensation Table in the column captioned “Nonqualified Deferred Compensation Earnings”.
(4)	The amounts shown include contributions that were previously included in the Summary Compensation Table for 2020 and 2019 as follows: $239,283 for Mr. Laney, $72,891 for Mr. Birkans, $344,696 for Mr. Newfield, $143,934 for Mr. Zahl, and $15,858 for Ms. Petrucci.

Employment or Change of Control Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the

2022 Annual Proxy Statement	53

employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2021 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney is to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Birkans’ Employment Agreement

On May 2, 2018, we entered into an employment agreement with Mr. Birkans, which became effective August 10, 2018. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Birkans an annual base salary of no less than $300,000 and a target cash bonus opportunity of no less than 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of no less than 55% of base salary for fiscal years thereafter. The employment agreement also provides Mr. Birkans with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Birkans is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Birkans’ termination of employment, if his employment is terminated by us without “cause” or Mr. Birkans resigns with “good reason” within two years following a change in control or (b) one year following Mr. Birkans’ termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Birkans’ employment without “cause” or Mr. Birkans’ resignation with “good reason,” Mr. Birkans is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2021 Potential Payments upon Termination or Change-in-Control” below. Mr. Birkans’ employment agreement also provides that, in the event any payments to Mr. Birkans would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Birkans would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Birkans’ employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at

54	National Bank Holdings Corporation

least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2021 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Zahl’s Change of Control Agreement

On January 1, 2018, we entered into a change of control agreement with Mr. Zahl. Under the change of control agreement, Mr. Zahl is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Zahl’s termination of employment in the case of any termination of employment. In the event of termination of Mr. Zahl’s employment without “cause” or Mr. Zahl’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Zahl is eligible to receive certain severance benefits, as more fully described in “2021 Potential Payments upon Termination or Change-in-Control” below. Mr. Zahl’s change of control agreement also provides that, in the event any payments to Mr. Zahl would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Zahl would be better off on an after-tax basis receiving all such payments.

Ms. Petrucci’s Employment Agreement

On May 5, 2020, we entered into an employment agreement with Ms. Petrucci. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Ms. Petrucci an annual base salary of no less than $250,000, to be reviewed annually, and a target cash bonus opportunity of no less than 50% of base salary, to be reviewed annually. The employment agreement also provides Ms. Petrucci with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Ms. Petrucci is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Ms. Petrucci’s termination of employment, if her employment is terminated by us without “cause” or Ms. Petrucci resigns with “good reason” within two years following a change in control or (b) one year following Ms. Petrucci’s termination of employment in the case of all other terminations of employment. In the event of termination of Ms. Petrucci’s employment without “cause” or Ms. Petrucci’s resignation with “good reason,” Ms. Petrucci is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2021 Potential Payments upon Termination or Change-in-Control” below. Ms. Petrucci’s employment agreement also provides that, in the event any payments to Ms. Petrucci would subject her to the excise tax under Section 4999 of the Code, such payments

2022 Annual Proxy Statement	55

will be reduced to the extent necessary to avoid imposition of the excise tax unless Ms. Petrucci would be better off on an after-tax basis receiving all such payments.

In addition, Ms. Petrucci’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

2021 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for Messrs. Birkans, Newfield and Ms. Petrucci under Employment Agreements

If the executive’s employment, is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the

56	National Bank Holdings Corporation

executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, all unvested awards will be forfeited following any termination of employment.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment or change of control agreements, as applicable.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will vest upon a termination of employment due to death or disability, other than the performance stock unit awards.

Arrangements upon a Change in Control

Severance for NEOs under Employment, Change of Control or Transition Agreements

If Messrs. Laney, Birkans, Newfield, Zahl or Petrucci’s employment is terminated within two years (eighteen months for Mr. Zahl) following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and bonuses and (b) except for Mr. Zahl, a prorated bonus for the year of termination.

Additionally, Mr. Laney will receive a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) three times the greater of (i) his target annual bonus determined under his employment agreement and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. Messrs. Birkans and Newfield and Ms. Petrucci will receive a lump sum cash amount equal to the sum of (1) two times their annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times the greater of (i) their target annual bonus determined under their employment agreement and (ii) the annual bonus paid or payable to them in respect of the year immediately prior to the year in which the termination occurs. Mr. Zahl will receive a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) the greater of (i) his

2022 Annual Proxy Statement	57

target annual bonus for the year in which the termination occurs and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, in connection with a change in control, the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

Change in Control Definition. A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

●	the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

●	a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

●	approval by our shareholders of our complete dissolution or liquidation; or

●	the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner,” directly or indirectly, of 35% or more of the total

58	National Bank Holdings Corporation

voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the NEOs serving as of December 31, 2021, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming a termination date of December 31, 2021 and an NBHC share price of $43.94, the closing price of NBHC common stock on the NYSE on December 31, 2021):

			Stock	Restricted
		Cash	option	stock
		severance	vesting	vesting	Total
Name	Scenario	($)(1)	($)	($)	($)(2)

G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	5,586,000	—	—	5,586,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	5,248,500	1,073,447	3,262,281	9,584,228
	Change in Control -No Termination of Employment(3)	—	—	—	—

Aldis Birkans	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,078,125	—	—	1,078,125
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,593,750	292,267	875,373	2,761,390
	Change in Control -No Termination of Employment(3)	—	—	—	—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,020,375	—		1,020,375
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,553,250	321,436	962,989	2,837,675
	Change in Control -No Termination of Employment(3)	—	—	—	—

Brendan Zahl	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause		—		—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	488,500	106,844	585,149	1,180,493
	Change in Control -No Termination of Employment(3)	—	—	—	—

Angela Petrucci	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	730,750	—	—	730,750
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,121,000	79,312	325,420	1,525,732
	Change in Control -No Termination of Employment(3)	—	—	—	—

(1)	Severance amounts are based on the terms of the applicable employment (or change of control) agreements. Under the employment agreements, the prorated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

(2)	Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

(3)	Assumes that the NEO’s performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

2022 Annual Proxy Statement	59

CEO Pay Ratio

The following information provides details about the relationship of the total compensation of our median associate and that of our Chairman, President and CEO:

For 2021, the median annual total compensation of all associates of the Company (other than our CEO) was $57,822 and the annual total compensation of our CEO was $3,009,547. Based on this information, the ratio for 2021 total compensation of our CEO to the median of all associates is 52:1.

As disclosed in our prior proxy statements, we completed the following steps to determine the annual total compensation of our median associate:

●	As of October 15, 2021, our associate population consisted of approximately 1,148 associates, including any full-time, part-time, temporary, or seasonal associates employed on that date.
●	To find the median of the annual total compensation of our associates (other than our CEO), we used wages from our payroll records as reported on Form W-2 for fiscal 2021. In making this determination, we annualized compensation for full-time and part-time permanent associates who were employed on October 15, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time associates.
●	We identified our median associate using this compensation measure and methodology, which was consistently applied to all our associates included in the calculation.
●	After identifying the median associate, we added together all the elements of such associate’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $57,822.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2021.

Other Business

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

60	National Bank Holdings Corporation

2023 Annual Meeting of Shareholders

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2023 Proxy Statement and acted upon at our 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 28, 2022 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2023 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2022 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 3, 2023 and no later than February 2, 2023. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

●	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
●	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
●	the number of shares of each class of NBHC stock owned by such shareholder;
●	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
●	any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process, Director Qualifications and Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2023 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 2, 2023 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2023 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

2022 Annual Proxy Statement	61

NATIONAL BANK HOLDINGS CORPORATION 7800 EAST ORCHARD ROAD, SUITE 300 GREENWOOD VILLAGE, CO, 80111 SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Election of Directors Nominees 0 0 0 01) Ralph W. Clermont 02) Robert E. Dean 03) Alka Gupta 04) Fred J. Joseph 05) G. Timothy Laney 06) Patrick Sobers 07) Micho F. Spring 08) Burney S. Warren, III 09) Art Zeile The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2022. To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 0 0 0 0 Please indicate if you plan to attend this meeting Yes No 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com

NATIONAL BANK HOLDINGS CORPORATION
Annual Meeting of Shareholders
May 3, 2022 8:30 AM Mountain Time
This proxy is solicited on behalf the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Angela Petrucci, or either of them, as proxies with full power of substitution and re-substitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 3, 2022 at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, CO 80111 and any adjournment or postponement thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted.

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Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NATIONAL BANK HOLDINGS CORPORATION 7800 EAST ORCHARD ROAD, SUITE 300 GREENWOOD VILLAGE, CO, 80111 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Ralph W. Clermont 06) Patrick Sobers 02) Robert E. Dean 07) Micho F. Spring 03) Alka Gupta 08) Burney S. Warren, III 04) Fred J. Joseph 09) Art Zeile 05) G. Timothy Laney The Board of Directors recommends you vote FOR Proposals 2 and 3. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2022. For 0 0 Against 0 0 Abstain 0 0 3. To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000548593_1 R1.0.0.24